Exhibit 99.1

FOR IMMEDIATE RELEASE

SABRA REPORTS FIRST QUARTER 2022 RESULTS; PROVIDES BUSINESS UPDATE

IRVINE, CA, May 4, 2022 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced its results of operations for the first quarter of 2022. In addition, the Company provided a business update.

FIRST QUARTER 2022 RESULTS AND RECENT EVENTS

•Results per diluted common share for the first quarter of 2022 were as follows:
•Net Income: $0.18
•FFO: $0.39
•Normalized FFO: $0.38
•AFFO: $0.39
•Normalized AFFO: $0.38

•EBITDARM Coverage Summary:
•Skilled Nursing/Transitional Care: 1.87x (pro forma for Avamere lease amendment)
•Senior Housing - Leased: 1.02x
•Behavioral Health: 1.98x
•Specialty Hospitals & Other: 7.52x

•We have collected 99.5% of our forecasted rents from the beginning of the COVID-19 pandemic through April 2022, including 100% of Avamere’s rent under its previous and amended leases.
•During the first quarter of 2022, we acquired a managed senior housing community from our proprietary development pipeline for $26.0 million with an initial cash yield of 6.7%.
•We continue to maintain a strong Net Debt to Adjusted EBITDA ratio of 5.11x as of March 31, 2022.
•On May 4, 2022, our Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock. The dividend will be paid on May 31, 2022 to common stockholders of record as of the close of business on May 16, 2022. The dividend represents a payout of 79% of our Normalized AFFO per share of $0.38.

BUSINESS UPDATE

Behavioral Health
Sabra’s behavioral health portfolio has grown considerably in recent years with a total investment of approximately $730 million currently yielding 8.3%, which accounts for roughly 13% of the Company’s Annualized Cash NOI. As previously announced, the Company is in the process of redeveloping a former hotel in Greenville, SC into an addiction treatment center, with an expected total investment of $33.4 million. This property has been added to the master lease of Sabra’s existing tenant, Recovery Centers of America. In total, six properties have been converted or are in the process of being converted to addiction treatment centers, and we are negotiating several additional conversion opportunities for existing wholly owned assets. New disclosure has been added to Sabra’s financial filings to highlight the growing importance of behavioral health to the Company’s financial performance.

Occupancy Trends — Skilled Nursing
After initial headwinds related to the Omicron variant of COVID-19, Sabra’s seven largest skilled nursing tenants (representing roughly 40% of Annualized Cash NOI) saw a sizable sequential increase in occupancy during the first quarter.

	Jun-21	Jul-21	Aug-21	Sep-21	Oct-21	Nov-21	Dec-21	Jan-22	Feb-22	Mar-22
North American	77.5%	79.6%	78.7%	78.7%	79.8%	79.7%	78.9%	74.7%	75.6%	79.1%
Signature Healthcare	75.5%	76.4%	76.2%	76.5%	76.8%	76.7%	75.9%	75.4%	75.6%	76.0%
Avamere	75.5%	75.6%	72.7%	71.7%	69.6%	70.8%	71.8%	69.7%	70.3%	71.3%
Cadia	81.8%	83.1%	84.5%	82.9%	83.4%	82.8%	81.5%	83.4%	85.1%	86.9%
Healthmark	62.5%	64.0%	64.1%	64.0%	63.7%	64.7%	64.8%	65.7%	68.3%	65.7%
The McGuire Group	81.1%	82.7%	85.3%	85.4%	84.2%	83.4%	84.5%	83.0%	83.4%	85.7%
CommuniCare	80.2%	80.8%	83.2%	83.0%	81.6%	79.3%	79.0%	77.3%	78.0%	80.5%
Total	75.7%	76.7%	76.6%	76.4%	76.0%	76.0%	75.8%	74.6%	75.4%	76.5%
EBITDARM Coverage
On average, trailing 12-month EBITDARM coverage (reported one quarter in arrears) was roughly consistent with the prior quarter across property types, as Sabra’s tenants continue to admirably navigate a challenging operating environment.

Skilled Nursing/Transitional Care*	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021	1Q 2022
T12M Coverage	1.71x	1.73x	1.92x	2.02x	2.09x	2.09x	1.87x	1.86x	1.87x
T12M Coverage w/o PRF**	1.71x	1.72x	1.66x	1.63x	1.51x	1.44x	1.44x	1.54x	1.63x
T3M Coverage w/o PRF**	1.73x	1.81x	1.61x	1.36x	1.28x	1.52x	1.58x	1.78x	1.69x

Senior Housing - Leased	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021	1Q 2022
T12M Coverage	1.38x	1.38x	1.31x	1.25x	1.23x	1.12x	1.09x	1.04x	1.02x
T12M Coverage w/o PRF**	1.38x	1.38x	1.30x	1.23x	1.19x	1.08x	1.06x	1.02x	0.97x
T3M Coverage w/o PRF**	1.39x	1.33x	1.08x	1.18x	1.18x	0.91x	1.00x	1.00x	0.96x

Behavioral Health	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021	1Q 2022
T12M Coverage	2.01x	1.98x	1.94x	2.00x	1.99x	1.99x	2.11x	2.06x	1.98x
T12M Coverage w/o PRF**	2.01x	1.86x	1.82x	1.89x	1.89x	1.99x	2.11x	2.06x	1.98x
T3M Coverage w/o PRF**	2.01x	1.40x	1.96x	2.12x	2.00x	1.89x	2.42x	1.94x	1.67x

Specialty Hospitals and Other	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021	1Q 2022
T12M Coverage	6.32x	6.35x	6.43x	6.79x	6.92x	7.35x	7.42x	7.52x	7.52x
T12M Coverage w/o PRF**	6.32x	6.35x	6.32x	6.69x	6.82x	7.24x	7.35x	7.45x	7.45x
T3M Coverage w/o PRF**	8.24x	5.28x	6.32x	6.94x	8.71x	6.99x	6.78x	7.33x	8.70x
* Pro forma for Avamere’s recently restructured lease        ** Provider Relief Funds (“PRF”)

Same-Store Senior Housing - Managed
On average, REVPOR grew nearly 6% over the prior year across our assisted living communities driven by annual rent increases. REVPOR in our independent living portfolio is modestly higher year-over-year as rate increases have been more prevalent in higher-acuity settings as operators attempt to offset rising labor costs.

	1Q 2021	2Q 2021	3Q 2021	4Q 2021	1Q 2022	YoY Change
Assisted living	$5,947	$6,024	$6,062	$6,244	$6,279
Sequential Change		1.3%	0.6%	3.0%	0.6%	5.6%

Independent living	$2,550	$2,541	$2,528	$2,540	$2,578
Sequential Change		(0.4)%	(0.5)%	0.5%	1.5%	1.1%

Headwinds related to the Omicron variant abated as the first quarter progressed, which drove a healthy sequential increase in occupancy across our needs-based assisted living portfolio. Our independent living portfolio is also showing signs of improvement. However, occupancy saw a slight sequential decline due partly to demand that tends to be more discretionary in nature. Revenue increased sequentially primarily as a result of rent growth, while NOI saw an 11% sequential increase—or 18% year-over-year growth—driven by a combination of revenue growth and operating leverage.

	1Q 2021	2Q 2021	3Q 2021	4Q 2021	1Q 2022
Average Occupancy - AL	68.8%	70.8%	73.5%	73.3%	75.2%
Sequential Change		2.0%	2.7%	(0.2)%	1.9%

Average Occupancy - IL	79.0%	78.6%	79.8%	80.7%	80.4%
Sequential Change		(0.4)%	1.2%	0.9%	(0.3)%

Resident fees and services [1]	$35,644	$36,604	$36,970	$37,820	$38,696
Sequential Change		2.7%	1.0%	2.3%	2.3%

Cash NOI [1]	$6,938	$9,308	$8,238	$7,363	$8,183
Sequential Change		34.2%	(11.5)%	(10.6)%	11.1%
1    Resident fees and services and Cash NOI balances include $0.5 million of Grant Income for 2Q 2021.

Commenting on the first quarter’s results, Rick Matros, CEO and Chair, said, “We are pleased with the relative stability of our portfolio and do not anticipate additional material lease restructurings. While we were disappointed in the proposed market basket rate increase for skilled nursing facilities, it is important to note we are now in a comment period and the final rule has not been determined. That said, our preliminary estimate of the impact of the proposed rule on our trailing 12-month coverage ratios for our skilled nursing portfolio is a reduction of 0.02x. As we look toward the remainder of the year, we are focused on digestible investments that provide growth and diversification to our portfolio, and we currently project our skilled nursing exposure to be at historical lows by year end. We expect to fund our investment goals with available liquidity and proceeds from asset sales.”

LIQUIDITY
As of March 31, 2022, we had approximately $1.0 billion of liquidity, consisting of unrestricted cash and cash equivalents of $24.8 million and available borrowings of $983.2 million under our revolving credit facility. As of March 31, 2022, we also had $475.0 million available under the ATM Program.
CONFERENCE CALL AND COMPANY INFORMATION
A conference call with a simultaneous webcast to discuss the 2022 first quarter results will be held on Thursday, May 5, 2022 at 10:00 am Pacific Time. The dial-in number for U.S. participants is (844) 862-3710. For participants outside the U.S., the dial-in number is (612) 979-9902. The conference ID number is 2691005. The webcast URL is https://edge.media-server.com/mmc/p/2yhgcmqz. A digital replay of the call will be available on the Company’s website at www.sabrahealth.com. The Company’s supplemental information package for the first quarter will also be available on the Company’s website in the “Investors” section.
ABOUT SABRA
As of March 31, 2022, Sabra’s investment portfolio included 416 real estate properties held for investment (consisting of (i) 279 Skilled Nursing/Transitional Care facilities, (ii) 59 Senior Housing communities (“Senior Housing - Leased”), (iii) 50 Senior Housing communities operated by third-party property managers pursuant to property management agreements (“Senior Housing - Managed”), (iv) 13 Behavioral Health facilities and (v) 15 Specialty Hospitals and Other facilities), one asset held for sale, one investment in a sales-type lease, 16 investments in loans receivable (consisting of (i) two mortgage loans, (ii) one construction loan and (iii) 13 other loans), seven preferred equity investments and one investment in an unconsolidated joint venture. As of March 31, 2022, Sabra’s real estate properties held for investment included 41,445 beds/units, spread across the United States and Canada.
FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our expectations regarding our recent and pending investments; our expectations that we will not need to engage in new material lease restructurings; our expectations regarding the impact of the CMS proposed rule on our coverage ratios for our skilled nursing portfolio; our expectations regarding a reduction in our skilled nursing concentration by the end of 2022; and our other expectations regarding our future financial position, results of operations, cash flows, liquidity, business strategy, growth opportunities, potential investments and dispositions, and plans and objectives for future operations and capital raising activity.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: the ongoing COVID-19 pandemic and measures intended to prevent its spread, and the related impact on our tenants, operators and Senior Housing - Managed communities; operational risks with respect to our Senior Housing - Managed communities; competitive conditions in our industry; the loss of key management personnel; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; potential impairment charges and adjustments related to the accounting of our assets; the potential variability of our reported rental and related revenues as a result of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs, on January 1, 2019; risks associated with our investment in our unconsolidated joint venture; catastrophic weather and other natural or man-made disasters, the effects of climate change on our properties and a failure to implement sustainable and energy-efficient measures; increased operating costs for our tenants and operators; increased healthcare regulation and enforcement; our tenants’ dependency on reimbursement from governmental and other third-party payor programs; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the impact of required regulatory approvals of transfers of healthcare properties; environmental compliance costs and liabilities associated with real estate properties we own; our tenants’ or operators’ failure to adhere to applicable privacy and data security laws, or a material breach of our or our tenants’ or operators’ information technology; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; adverse changes in our credit ratings; our ability to make dividend distributions at expected levels; our ability to raise capital through equity and debt financings; changes in foreign currency exchange rates and other risks associated with our ownership of property outside the U.S.; the relatively illiquid nature of real estate investments; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; changes in tax laws and regulations affecting REITs (including the potential effects of the Tax Cuts and Jobs Act); the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities; and the exclusive forum provisions in our bylaws.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
TENANT, OPERATOR AND BORROWER INFORMATION
This release includes information regarding certain of our tenants that lease properties from us and our operators and borrowers, most of which are not subject to SEC reporting requirements. The information related to our tenants, operators and borrowers that is provided in this release has been provided by, or derived from information provided by, such tenants, operators and borrowers. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.
NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Net Debt to Adjusted EBITDA, net operating income (“NOI”), Cash NOI, Annualized Cash NOI, funds from operations (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share and Normalized AFFO per diluted common share. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included on the Investors section of our website at https://ir.sabrahealth.com/investors/financials/quarterly-results.
CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues:
Rental and related revenues (1)	$109,886	$113,383
Interest and other income	10,992	2,941
Resident fees and services	42,227	36,041

Total revenues	163,105	152,365

Expenses:
Depreciation and amortization	45,256	44,375
Interest	24,972	24,443
Triple-net portfolio operating expenses	5,011	5,135
Senior housing - managed portfolio operating expenses	33,104	28,945
General and administrative	10,396	8,938
Provision for loan losses and other reserves	475	2,025

Total expenses	119,214	113,861

Other (expense) income:
Loss on extinguishment of debt	(271)	(793)
Other income	68	133
Net gain on sales of real estate	—	1,313

Total other (expense) income	(203)	653

Income before loss from unconsolidated joint venture and income tax expense	43,688	39,157

Loss from unconsolidated joint venture	(2,802)	(5,010)
Income tax expense	(284)	(700)

Net income	$40,602	$33,447

Net income, per:

Basic common share	$0.18	$0.16

Diluted common share	$0.18	$0.16

Weighted-average number of common shares outstanding, basic	230,859,993	211,450,699

Weighted-average number of common shares outstanding, diluted	231,564,970	212,624,305

(1)    See page 7 for additional details regarding Rental and related revenues.

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME - SUPPLEMENTAL INFORMATION
(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash rental income	$100,357	$102,915
Straight-line rental income	2,694	4,077
Straight-line rental income receivable write-offs	(139)	—
Above/below market lease amortization	1,593	1,636
Above/below market lease intangible write-offs	326	—
Operating expense recoveries	5,055	4,755

Rental and related revenues	$109,886	$113,383

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	March 31, 2022	December 31, 2021
Assets
Real estate investments, net of accumulated depreciation of $873,795 and $831,324 as of March 31, 2022 and December 31, 2021, respectively	$5,156,060	$5,162,884
Loans receivable and other investments, net	397,074	399,086
Investment in unconsolidated joint venture	93,878	96,680
Cash and cash equivalents	24,836	111,996
Restricted cash	4,443	3,890
Lease intangible assets, net	52,877	54,063
Accounts receivable, prepaid expenses and other assets, net	155,764	138,108
Total assets	$5,884,932	$5,966,707

Liabilities
Secured debt, net	$50,645	$66,663
Revolving credit facility	16,792	—
Term loans, net	556,307	594,246
Senior unsecured notes, net	1,733,786	1,733,566
Accounts payable and accrued liabilities	118,296	142,989
Lease intangible liabilities, net	47,583	49,713
Total liabilities	2,523,409	2,587,177

Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 230,954,777 and 230,398,655 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	2,310	2,304
Additional paid-in capital	4,481,634	4,482,451
Cumulative distributions in excess of net income	(1,124,095)	(1,095,204)
Accumulated other comprehensive income (loss)	1,674	(10,021)
Total equity	3,361,523	3,379,530
Total liabilities and equity	$5,884,932	$5,966,707

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$40,602	$33,447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,256	44,375
Non-cash rental and related revenues	(4,474)	(5,713)
Non-cash interest income	(547)	(412)
Non-cash interest expense	2,698	1,896
Stock-based compensation expense	2,456	2,288
Loss on extinguishment of debt	271	793
Provision for loan losses and other reserves	475	2,025
Net gain on sales of real estate	—	(1,313)
Loss from unconsolidated joint venture	2,802	5,010
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other assets, net	(5,457)	(2,873)
Accounts payable and accrued liabilities	(20,968)	(10,992)
Net cash provided by operating activities	63,114	68,531
Cash flows from investing activities:
Acquisition of real estate	(20,573)	(28,654)
Origination and fundings of preferred equity investments	(4,074)	—
Additions to real estate	(10,803)	(10,833)
Escrow deposits for potential investments	(3,217)	—
Repayments of loans receivable	696	628
Repayments of preferred equity investments	729	301
Net proceeds from the sales of real estate	—	3,202
Net cash used in investing activities	(37,242)	(35,356)
Cash flows from financing activities:
Net borrowings from revolving credit facility	16,577	—
Principal payments on term loans	(40,000)	(93,000)
Principal payments on secured debt	(16,067)	(709)
Payments of deferred financing costs	(6)	—
Issuance of common stock, net	(3,748)	87,654
Dividends paid on common stock	(69,275)	(63,221)
Net cash used in financing activities	(112,519)	(69,276)
Net decrease in cash, cash equivalents and restricted cash	(86,647)	(36,101)
Effect of foreign currency translation on cash, cash equivalents and restricted cash	40	65
Cash, cash equivalents and restricted cash, beginning of period	115,886	65,523
Cash, cash equivalents and restricted cash, end of period	$29,279	$29,487
Supplemental disclosure of cash flow information:
Interest paid	$18,383	$21,620
Supplemental disclosure of non-cash investing activities:
Decrease in loans receivable and other investments due to acquisition of real estate	$5,623	$—

SABRA HEALTH CARE REIT, INC.
FUNDS FROM OPERATIONS (FFO), NORMALIZED FFO,
ADJUSTED FUNDS FROM OPERATIONS (AFFO) AND NORMALIZED AFFO
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Net income	$40,602	$33,447
Add:
Depreciation and amortization of real estate assets	45,256	44,375
Depreciation, amortization and impairment of real estate assets related to unconsolidated joint venture	4,633	5,844
Net gain on sales of real estate	—	(1,313)
Net loss on sales of real estate related to unconsolidated joint venture	—	33
FFO	$90,491	$82,386
Write-offs of straight-line rental income receivable and lease intangibles	(182)	—
Lease termination income	(2,338)	—
Loss on extinguishment of debt	271	793
Provision for loan losses and other reserves	475	2,025
Other normalizing items (1)	(48)	344
Normalized FFO	$88,669	$85,548
FFO	$90,491	$82,386
Stock-based compensation expense	2,456	2,288
Non-cash rental and related revenues	(4,474)	(5,713)
Non-cash interest income	(547)	(412)
Non-cash interest expense	2,698	1,896
Non-cash portion of loss on extinguishment of debt	271	793
Provision for loan losses and other reserves	475	2,025
Other non-cash adjustments related to unconsolidated joint venture	(986)	(596)
Other non-cash adjustments	183	172
AFFO	$90,567	$82,839
Cash portion of lease termination income	(2,338)	—
Other normalizing items (1)	(186)	321
Normalized AFFO	$88,043	$83,160
Amounts per diluted common share:
Net income	$0.18	$0.16
FFO	$0.39	$0.39
Normalized FFO	$0.38	$0.40
AFFO	$0.39	$0.39
Normalized AFFO	$0.38	$0.39
Weighted average number of common shares outstanding, diluted:
Net income, FFO and Normalized FFO	231,564,970	212,624,305
AFFO and Normalized AFFO	232,484,734	213,270,122

(1)    FFO and AFFO for each of the three months ended March 31, 2022 and 2021 include $0.2 million earned during the period related to legacy Care Capital Properties, Inc. investments. In addition, other normalizing items for FFO and AFFO include triple-net operating expenses, net of recoveries.

REPORTING DEFINITIONS
Adjusted EBITDA*
Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding the impact of merger-related costs, stock-based compensation expense under the Company’s long-term equity award program, and loan loss reserves. Adjusted EBITDA is an important non-GAAP supplemental measure of operating performance.

Annualized Cash Net Operating Income (“Annualized Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Annualized Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Annualized Cash NOI as Annualized Revenues less operating expenses and non-cash revenues and expenses. Annualized Cash NOI excludes all other financial statement amounts included in net income.

Annualized Revenues
The annual contractual rental revenues under leases and interest and other income generated by the Company’s loans receivable and other investments based on amounts invested and applicable terms as of the end of the period presented. Annualized Revenues do not include tenant recoveries or additional rents and are adjusted to (i) reflect actual payments received during the twelve months ended at the end of the respective period for leases no longer accounted for on an accrual basis, (ii) exclude residual rents due to Sabra from prior asset sales under the Company’s 2017 memorandum of understanding with Genesis and (iii) reflect the reduction in Avamere’s annual base rent to $30.7 million effective February 1, 2022.

Behavioral Health
Includes behavioral hospitals that provide inpatient and outpatient care for patients with mental health conditions, chemical dependence or substance addictions and addiction treatment centers that provide treatment services for chemical dependence and substance addictions, which may include inpatient care, outpatient care, medical detoxification, therapy and counseling.

Cash Net Operating Income (“Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Cash NOI as total revenues less operating expenses and non-cash revenues and expenses. Cash NOI excludes all other financial statement amounts included in net income.

EBITDARM
Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. EBITDARM has limitations as an analytical tool. EBITDARM does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDARM does not represent a property’s net income or cash flows from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which may vary by operator/tenant and operating structure, and as a supplemental measure of the ability of the Company’s operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.

EBITDARM Coverage
Represents the ratio of EBITDARM to cash rent for owned facilities (excluding Senior Housing - Managed communities) for the period presented. EBITDARM Coverage is a supplemental measure of a property’s ability to generate cash flows for the operator/tenant (not the Company) to meet the operator’s/tenant’s related cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. EBITDARM Coverage includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Funds From Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company also believes that funds from operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“Nareit”), and adjusted funds from operations, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of the Company’s operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies

REPORTING DEFINITIONS
that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, Nareit created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions and the Company’s share of gains or losses from real estate dispositions related to its unconsolidated joint venture, plus real estate depreciation and amortization, net of amounts related to noncontrolling interests, plus the Company’s share of depreciation and amortization related to its unconsolidated joint venture, and real estate impairment charges of both consolidated and unconsolidated entities when the impairment is directly attributable to decreases in the value of the depreciable real estate held by the entity. AFFO is defined as FFO excluding merger and acquisition costs, stock-based compensation expense, non-cash rental and related revenues, non-cash interest income, non-cash interest expense, non-cash portion of loss on extinguishment of debt, provision for loan losses and other reserves, non-cash lease termination income and deferred income taxes, as well as other non-cash revenue and expense items (including ineffectiveness gain/loss on derivative instruments, and non-cash revenue and expense amounts related to noncontrolling interests) and the Company’s share of non-cash adjustments related to its unconsolidated joint venture. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company’s operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define AFFO differently than the Company does.

Grant Income
Grant income consists of funds specifically paid to communities in our Senior Housing - Managed portfolio from state or federal governments related to the pandemic and were incremental to the amounts that would have otherwise been received for providing care to residents.

Net Debt*
The principal balances of the Company’s revolving credit facility, term loans, senior unsecured notes, and secured indebtedness as reported in the Company’s consolidated financial statements, net of cash and cash equivalents as reported in the Company’s consolidated financial statements.

Net Debt to Adjusted EBITDA*
Net Debt to Adjusted EBITDA is calculated as Net Debt divided by Annualized Adjusted EBITDA, which is Adjusted EBITDA, as adjusted for annualizing adjustments that give effect to the acquisitions and dispositions completed during the respective period as though such acquisitions and dispositions were completed as of the beginning of the period presented.

Net Operating Income (“NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines NOI as total revenues less operating expenses. NOI excludes all other financial statement amounts included in net income.

Normalized FFO and Normalized AFFO*
Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by

REPORTING DEFINITIONS
GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.

Occupancy Percentage
Occupancy Percentage represents the facilities’ average operating occupancy for the period indicated. The percentages are calculated by dividing the actual census from the period presented by the available beds/units for the same period. Occupancy includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

REVPOR
REVPOR represents the average revenues generated per occupied unit per month at Senior Housing - Managed communities for the period indicated. It is calculated as resident fees and services revenues, excluding Grant Income, divided by average monthly occupied unit days. REVPOR includes only Stabilized Facilities.

Senior Housing
Senior Housing communities include independent living, assisted living, continuing care retirement and memory care communities.

Senior Housing - Managed
Senior Housing communities operated by third-party property managers pursuant to property management agreements.

Skilled Mix
Skilled Mix is defined as the total Medicare and non-Medicaid managed care patient revenue at Skilled Nursing/Transitional Care facilities divided by the total revenues at Skilled Nursing/Transitional Care facilities for the period indicated. Skilled Mix includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Skilled Nursing/Transitional Care
Skilled Nursing/Transitional Care facilities include skilled nursing, transitional care, multi-license designation and mental health facilities.

Specialty Hospitals and Other
Includes acute care, long-term acute care and rehabilitation hospitals, facilities that provide residential services, which may include assistance with activities of daily living, and other facilities not classified as Skilled Nursing/Transitional Care, Senior Housing or Behavioral Health.

Stabilized Facility
At the time of acquisition, the Company classifies each facility as either stabilized or non-stabilized. In addition, the Company may classify a facility as non-stabilized after acquisition. Circumstances that could result in a facility being classified as non-stabilized include newly completed developments, facilities undergoing major renovations or additions, facilities being repositioned or transitioned to new operators, and significant transitions within the tenants’ business model. Such facilities are typically reclassified to stabilized upon the earlier of maintaining consistent occupancy (85% for Skilled Nursing/Transitional Care facilities and 90% for Senior Housing communities) or 24 months after the date of classification as non-stabilized. Stabilized Facilities exclude (i) facilities held for sale, (ii) strategic disposition candidates, (iii) facilities being transitioned to a new operator, (iv) facilities being transitioned from being leased by the Company to being operated by the Company and (v) facilities acquired during the three months preceding the period presented.

*Non-GAAP Financial Measures
Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found at https://ir.sabrahealth.com/investors/financials/quarterly-results.